EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1997 Employee Stock Purchase Plan and the 1999 Equity Incentive Plan of Omnicell, Inc. of our report dated January 31, 2003 with respect to the consolidated financial statements and schedule of Omnicell, Inc. for the year ended December 31, 2002, included in Omnicell’s Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

April 7, 2003